Exhibit (h)(8)

SUBLICENSE AGREEMENT

This Sublicense Agreement (the “Sublicense Agreement”), dated as of December 8, 2021, is made by and among Amplify ETF Trust (the “Sublicensee”), EQM Indexes LLC (“Licensor”), and Licensee (“Licensee” or “Sublicensor”).

W I T N E S S E T H :

WHEREAS, pursuant to that certain License Agreement, dated as of December 8, 2021, by and between Licensor and Licensee (“License Agreement”), Licensor has granted Licensee a license to use certain copyright, trademark and proprietary rights and trade secrets of Licensor (as further described in the License Agreement, the “Intellectual Property”) in connection with the issuance, sale, marketing and/or promotion of certain financial products ( as further defined in the License Agreement, the “Products”);

WHEREAS, Sublicensee wishes to issue, sell, market and/or promote the Product referenced in Appendix A hereto, and to use and refer to the Intellectual Property in connection therewith; and

WHEREAS, all capitalized terms used herein shall have the meanings assigned to them in the License Agreement unless otherwise defined herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. License. Sublicensor hereby grants to Sublicensee a non-exclusive and non-transferable sublicense to use the Intellectual Property in connection with the issuance, distribution, marketing and/or promotion of the Products, (as modified by Appendix A hereto, if applicable).

2. The Sublicensee acknowledges that it has received and read a copy of the License Agreement (excluding the Schedule setting forth the license fees) and agrees to be bound by all the provisions thereof, including, without limitation, those provisions imposing any obligations on Licensee.

3. Sublicensee agrees that its obligations under the License Agreement pursuant to Section 2 of this Sublicense Agreement are as principal and shall be unaffected by any defense or claim that Licensee may have against Licensor.

4. It is the intent of the parties that the substantive laws of the State of New York govern this Agreement and not the law of any other jurisdiction incorporated through choice of law or conflicts of law principles.

IN WITNESS WHEREOF, the parties hereto have executed this Sublicense Agreement as of the date first set forth above.

Sublicensee – Amplify ETF Trust

By:	/s/ Brad Bailey
Title:	Chief Financial Officer

Licensee – Amplify Investments LLC

By:	/s/ William H. Belden III
Title:	President

Licensor – EQM Indexes LLC

By:	/s/ Jane Edmonson
Title:	CEO, EQM Indexes, LLC